Exhibit 99.1

For Immediate Release
Press Contact:
Jeff Norman
Extra Space Storage
801-365-1759
Info@extraspace.com

Extra Space Storage Inc. Announces the Private Placement of $300 million in 4.39% Senior Unsecured Notes Due 2028

SALT LAKE CITY, May 31, 2018 - Extra Space Storage Inc. (the “Company”) (NYSE: EXR) and Extra Space Storage LP (the “Operating Partnership”) announced today that they entered into a Note Purchase Agreement (the “Note Purchase Agreement”) which provides for the private placement by the Operating Partnership of $300 million of 4.39% Senior Notes, due July 17, 2028 (the “Notes”). The Notes are expected to be issued on July 17, 2018, subject to customary closing conditions, at which time the purchasers will disburse the funds to the Operating Partnership. Upon issuance, the Notes will pay interest semiannually on the 17th day of January and July in each year until their maturity. The Operating Partnership’s obligations under the Notes are fully and unconditionally guaranteed by the Company and certain subsidiaries of the Company that are guarantors under the Credit Agreement. The proceeds from the issuance of the Notes will be used by the Operating Partnership to refinance existing indebtedness and for general corporate purposes. Other details related to the Notes are outlined in the Note Purchase Agreement, which is filed as an exhibit to the Current Report on Form 8-K filed by the Company on May 31, 2018.
“This private placement transaction is another step in our ongoing strategy to further ladder our maturities, reduce secured debt and increase the size of our unencumbered pool. We continue to access multiple types of capital to diversify our already solid balance sheet,” commented Scott Stubbs, Chief Financial Officer. “We believe our abundant access to capital allows our company to continue a healthy and stable growth trajectory.”
J.P. Morgan Securities LLC and U.S. Bancorp Investments, Inc. acted as Co-Bookrunners and active Joint Lead Placement Agents with Jefferies LLC acting as a passive Joint Lead Placement Agent. TD Securities (USA) LLC, BBVA Securities Inc. and BNP Paribas Securities Corp. acted as Co-Managers. Latham & Watkins LLP acted as Extra Space Storage’s outside legal counsel in connection with this transaction.
About Extra Space Storage Inc.
Extra Space Storage Inc., headquartered in Salt Lake City, is a fully integrated, self-administered and self-managed real estate investment trust, and a member of the S&P 500. As of March 31, 2018, the Company owned and/or operated 1,523 self-storage properties, which comprise approximately 1,050,000 units and approximately 115 million square feet of rentable storage space offering customers conveniently located and secure storage units across the country, including boat storage, RV storage and business storage. The Company is the second largest owner and/or operator of self-storage properties in the United States and is the largest self-storage management company in the United States.

For more information, please visit www.extraspace.com.

Forward-Looking Statements:
Certain information set forth in this release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements include statements concerning the timing and closing of the issuance of the Notes, the Company’s expected timing to pay interest on the Notes, the expected benefits of the Notes on reducing the Company’s secured debt and maintaining its stable growth trajectory, and other information that is not historical information. In some cases, forward-looking statements can be identified by terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” “anticipates,” or “intends,” or the negative of such terms or other comparable terminology, or by discussions of strategy. The Company may also make additional forward-looking statements from time to time. All such subsequent forward-looking statements, whether written or oral, by the Company or on its behalf, are also expressly qualified by these cautionary statements. There are a number of risks and uncertainties that could cause the Company’s actual results to differ materially from the forward-looking statements contained in or contemplated by this release. Any forward-looking statements should be considered in light of the risks referenced in the “Risk Factors” section included in the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Such factors include, but are not limited to:

•	satisfaction of the closing conditions in the Note Purchase Agreement;

•	adverse changes in general economic conditions, the real estate industry and the markets in which the Company operates;

•	failure to close pending acquisitions and developments on expected terms, or at all;

•	the effect of competition from new and existing stores or other storage alternatives, which could cause rents and occupancy rates to decline;

•	potential liability for uninsured losses and environmental contamination;

•
the impact of the regulatory environment as well as national, state and local laws and regulations, including, without limitation, those governing real estate investment trusts (“REITs”), tenant reinsurance and other aspects of the Company’s business, which could adversely affect its results;

•	disruptions in credit and financial markets and resulting difficulties in raising capital or obtaining credit at reasonable rates or at all, which could impede the Company’s ability to grow;

•	increases in interest rates;

•	reductions in asset valuations and related impairment charges;

•	the Company’s lack of sole decision-making authority with respect to its joint venture investments;

•	the effect of recent changes to U.S. tax laws;

•	the failure to maintain the Company’s REIT status for U.S. federal income tax purposes; and

•	economic uncertainty due to the impact of natural disasters, war or terrorism, which could adversely affect the Company’s business plan.

All forward-looking statements are based upon the Company’s current expectations and various assumptions. The Company’s expectations, beliefs and projections are expressed in good faith and the Company believes there is a reasonable basis for them, but there can be no assurance that management's expectations, beliefs and projections will result or be achieved. All forward-looking statements apply only as of the date made. The Company undertakes no obligation to publicly update or revise forward-looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

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